Exhibit 21

Subsidiaries of J.B. Hunt Transport Services, Inc.

(A)                              J.B. Hunt Transport, Inc.,  a Georgia corporation

(B)                                L.A., Inc.,  an Arkansas corporation

(C)                                J.B. Hunt Corp.,  a Delaware corporation

(D)                               J.B. Hunt Logistics, Inc.,  an Arkansas corporation

(E)                                 Hunt Mexicana, S.A. de C.V.,  a Mexican corporation

(F)                                 FIS, Inc.,  a Nevada corporation